The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Trigger Securities until the pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Trigger Securities and we are not soliciting offers to buy these Trigger Securities in any state where the offer or sale is not permitted.
Subject to Completion

August 2024
Preliminary Pricing Supplement
Dated August 26, 2024
Registration Statement No. 333-261476
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated December 29, 2021, Prospectus Supplement dated December 29, 2021,
Underlier Supplement dated December 29, 2021 and Product  Supplement dated December 29, 2021)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026
Principal at Risk Securities
The Auto-Callable Dual Directional Trigger Participation Securities or “Trigger Securities” will pay no interest and do not guarantee any return of principal at maturity. The Trigger Securities will be automatically redeemed if the index closing value on the determination date prior to the final determination date is greater than or equal to the initial index value, for an early redemption payment of $1,092.10 per Trigger Security, as described below. No further payments will be made on the Trigger Securities once they have been redeemed. At maturity, if the Trigger  Securities have not previously been redeemed and the final index value of the underlying index is greater than the initial index value, investors will receive the stated principal amount of their investment plus the upside performance of the underlying index. If the final index value is less than or equal to the initial index value, but greater than or equal to the trigger level, investors will receive at maturity the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20.00% return. However, if the final index value is less than the trigger level, investors will lose 1% for every 1% that the final index value falls below the initial index value. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero. Accordingly, the Trigger Securities do not guarantee any return of principal at maturity and you could lose up to your entire investment in the Trigger Securities. The Trigger Securities are for investors who seek an index-based return and who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or, if the Trigger Securities have not previously been redeemed, the trigger and absolute return features that, in each case, apply to a limited range of performance of the underlying index. The Trigger Securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The Trigger Securities are notes issued as part of BNS’ Senior Note Program, Series A.
All payments on the Trigger Securities are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Trigger Securities and you could lose your entire investment in the Trigger Securities. These Trigger Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$•
Stated principal amount:	$1,000.00 per Trigger Security
Issue price:	$1,000.00 per Trigger Security (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Trigger Security)
Pricing date:	August 27, 2024
Original issue date:
August 30, 2024 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger Securities in the secondary market on any date prior to one business day before delivery of the Trigger Securities will be required, by virtue of the fact that the Trigger Securities initially will settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final determination date:	August 26, 2026, as noted below under “Determination dates, Early redemption dates and Early Redemption payment per security”
Maturity date:	August 31, 2026, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Early redemption:
If the index closing value of the underlying index on the determination date prior to the final determination date is greater than or equal to the initial index value, the Trigger Securities will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the Trigger Securities once they have been redeemed.

Determination dates, Early redemption dates and Early redemption payment per Trigger Security:
The early redemption payment will be an amount in cash per Trigger Security for the determination date prior to the final determination date as set forth below.
No further payments will be made on the Trigger Securities once they have been redeemed.

	Determination Dates*	Early Redemption Dates	Early Redemption Payment per Security
	1st determination date: September 8, 2025	September 11, 2025	$1,092.10
	2nd determination date: August 26, 2026 (the “final determination date”)	Not applicable – See “Payment at maturity per security” below
* Subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement).

Payment at maturity per Trigger Security:
If the Trigger Securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:
◾         If the final index value is greater than the initial index value:
$1,000.00 + upside payment
◾         If the final index value is less than or equal to the initial index value, but greater than or equal to the trigger level:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Trigger Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.00.
◾         If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
 If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger Securities.

Underlying return:	(final index value − initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Trigger level:	80.00% of the initial index value
Upside payment:	$1,000.00 × underlying return
Initial index value:
The index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

Final index value:
The index closing value of the underlying index on the final determination date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

CUSIP/ISIN:	06418RAH6 / US06418RAH66
Listing:	The Trigger Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:	Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”
Estimated value on the pricing date:
Expected to be between $936.80 and $966.80 per stated principal amount, which will be less than the issue price listed above. See “Additional Information About the Trigger Securities — Additional information regarding estimated value of the Trigger Securities” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 10 of this document for additional information. The actual value of your Trigger Securities at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger Security:	$1,000.00	$12.00(a) + $3.00(b) $15.00	$985.00
Total:	$·	$·	$·
(1)
SCUSA, will purchase the Trigger Securities at the stated principal amount and, as part of the distribution of the Trigger Securities, will sell all of the Trigger Securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $12.00 per $1,000.00 stated principal amount of the Trigger Securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $3.00 per $1,000.00 stated principal amount of the Trigger Securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.
The Trigger Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger Securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the underlier supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The Trigger Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Trigger Securities are not bail-inable debt securities under the CDIC Act.
Product supplement dated December 29, 2021	Underlier supplement dated December 29, 2021	Prospectus supplement dated December 29, 2021	Prospectus dated December 29, 2021

Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Additional Information About BNS and the Trigger Securities
You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Trigger Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.
The Trigger Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
This pricing supplement, together with the documents listed below, contains the terms of the Trigger Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Trigger Securities involve risks not associated with conventional debt securities.
We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger Securities in light of your particular circumstances.
You may access these documents on the SEC website at www.sec.gov as follows:
♦	Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
♦	Underlier Supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
♦	Prospectus Supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
♦	Prospectus dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger Securities” refers to the Auto-Callable Dual Directional Trigger Participation Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.
BNS reserves the right to change the terms of, or reject any offer to purchase, the Trigger Securities prior to their issuance. In the event of any changes to the terms of the Trigger Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

August 2024	Page 2

Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Investment Overview
Auto-Callable Dual Directional Trigger Participation Securities
Principal at Risk Securities
Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026, which we refer to as the Trigger Securities, do not provide for the regular payment of interest and do not guarantee the repayment of principal, and you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”). Instead, the Trigger Securities will be automatically redeemed if the index closing value on the determination date prior to the final determination date is greater than or equal to the initial index value, for an early redemption payment of $1,092.10 per Trigger Security, as described below.
At maturity, if the Trigger Securities have not previously been redeemed and the final index value is greater than the initial index value, investors will receive the stated principal amount of their investment plus a return reflecting the upside performance of the underlying index.  If the Trigger Securities have not previously been redeemed and the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20.00% return. However, If the final index value is less than the trigger level, the Trigger Securities are exposed on a 1:1 basis to the negative performance of the underlying index, and will receive a payment at maturity that is less than 80% of the stated principal amount of the Trigger Securities and could be zero. Accordingly, investors in the Trigger Securities must be willing to accept the risk of losing their entire initial investment.

Maturity:	Approximately 24 months, subject to early redemption
Automatic early redemption:
If, on the determination date prior to the final determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the Trigger Securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount in cash per security as follows:
	1st determination date	$1,092.10
Payment at maturity:
If the Trigger Securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:
◾       If the final index value is greater than the initial index value:
$1,000.00 + upside payment
◾       If the final index value is less than or equal to the initial index value, but greater than or equal to the trigger level:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Trigger Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.00.
◾       If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger Securities.

Trigger level:	80.00% of the initial index value
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the Trigger Securities.
Listing:	The Trigger Securities will not be listed or displayed on any securities exchange or any electronic communications network.

August 2024	Page 3

Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Key Investment Rationale
The Trigger Securities do not provide for the regular payment of interest. Instead, the Trigger Securities will be automatically redeemed for an early redemption payment if the index closing value on the determination date prior to the final determination date is greater than or equal to the initial index value.
The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the Trigger Securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the Trigger Securities may or may not be redeemed prior to maturity and the payment at maturity may be less than the stated principal amount of the Trigger Securities.
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Trigger Securities do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.
Scenario 1: The Trigger Securities are redeemed prior to maturity
If the index closing value of the underlying index is greater than or equal to the initial index value on the determination date prior to the final determination date, the Trigger Securities will be automatically redeemed for the early redemption payment on the related early redemption date. You will not participate in any increase of the underlying index.

Scenario 2: The Trigger Securities are not redeemed prior to maturity and investors receive the upside payment
This scenario assumes that the underlying index closes below the initial index value on the determination date prior to the final determination date. Consequently, the Trigger Securities are not automatically redeemed prior to maturity.
If the final index value is greater than the initial index value, at maturity you will receive the stated principal amount of $1,000.00 plus the upside payment.

Scenario 3: The Trigger Securities are not redeemed prior to maturity, and investors receive the absolute underlying return
This scenario assumes that the underlying index closes below the initial index value on the determination date prior to the final determination date. Consequently, the Trigger Securities are not automatically redeemed prior to maturity.
If the final index value is less than the initial index value but is greater than or equal to the trigger level, which is 80.00% of the initial index value, at maturity you will receive a 1% positive return for each 1% negative return of the underlying index. For example, if the final index value is 5% less than the initial index value, the Trigger Securities will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 20.00% return at maturity.

Scenario 4: The Trigger Securities are not redeemed prior to maturity and investors suffer a significant loss of principal at maturity
This scenario assumes that the underlying index closes below the initial index value on the determination date prior to the final determination date. Consequently, the Trigger Securities are not automatically redeemed prior to maturity.
If the final index value is less than the trigger level, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your investment equal to the underlying return. For example, if the underlying return is -35.00%, each Trigger Securities will redeem for $650.00, or 65.00% of the stated principal amount. There is no minimum payment on the Trigger Securities and you could lose up to your entire investment in the Trigger Securities.

August 2024	Page 4

Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Investor Suitability
The Trigger Securities may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the Trigger Securities, including the risk that you may lose up to 100.00% of your investment in the Trigger Securities
■
You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that, if the Trigger Securities are not automatically redeemed prior to maturity and the final index value is less than the trigger level, has the same downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■
You understand and accept that, if the Trigger Securities are automatically redeemed prior to maturity, your return on the Trigger Securities is limited to the early redemption payment and you will not participate in any increase of the underlying index

■
You believe that the index closing value will be greater than or equal to the initial index value on the determination date prior to the final determination date or that, if the Trigger Securities are not automatically redeemed prior to maturity, the final index value will be greater than or equal to the trigger level

■	You understand and accept that your potential positive return from the absolute return feature is limited by the trigger level
■	You can tolerate fluctuations in the market prices of the Trigger Securities prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks
■
You are willing and able to invest in securities that may be redeemed prior to the maturity date, you are otherwise willing and able to hold the Trigger Securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Trigger Securities

■	You understand and are willing to accept the risks associated with the underlying index
■
You are willing to assume the credit risk of BNS for all payments under the Trigger Securities, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Trigger Securities may not be suitable for you if:
■
You do not fully understand or are unwilling to accept the risks of an investment in the Trigger Securities, including the risk that you may lose up to 100.00% of your investment in the Trigger Securities

■	You require an investment that provides full protection against loss of principal
■
You are not willing to make an investment that, if the Trigger Securities are not automatically redeemed prior to maturity and the final index value is less than the trigger level, has the same downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■
You do not understand or cannot accept that, if the Trigger Securities are automatically redeemed prior to maturity, your return on the Trigger Securities is limited to the early redemption payment and you will not participate in any increase of the underlying index

■
You believe that the index closing value will be less than the initial index value on the determination date prior to the final determination date and that, if the Trigger Securities are not automatically redeemed prior to maturity, the final index value will be less than the trigger level

■	You do not understand or cannot accept that your potential positive return from the absolute return feature is limited by the trigger level
■	You cannot tolerate fluctuations in the market price of the Trigger Securities prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks
■
You are unable or unwilling to hold the Trigger Securities that may be redeemed prior to the maturity date, you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market

■	You do not understand or are not willing to accept the risks associated with the underlying index
■	You are not willing to assume the credit risk of BNS for all payments under the Trigger Securities, including any repayment of principal

August 2024	Page 5

Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
How the Auto-Callable Dual Directional Trigger Participation Securities Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger Securities will be determined on the pricing date and will be specified in the final pricing supplement).
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Trigger Securities are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per Trigger Security
Early redemption payment:	The early redemption payment will be an amount in cash per security as follows:
	1st determination date	$1,092.10
Payment at maturity:
If the Trigger Securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:
◾       If the final index value is greater than the initial index value:
$1,000.00 + upside payment
◾       If the final index value is less than or equal to the initial index value, but greater than or equal to the trigger level:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Trigger Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.00.
◾       If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger Securities.

Hypothetical initial index value:	5,000.00
Trigger level:	4,000, which is 80% of the initial index value
Minimum payment at maturity:	None
EXAMPLE 1: The Trigger Securities are redeemed following the first determination date.
Date	Index Closing Value	Payment (per security)
1st Determination Date	6,000 (greater than or equal to initial index value)	$1,092.10
In this example, the index closing value on the first determination date is greater than or equal to the initial index value. Therefore, the Trigger Securities are automatically redeemed on the first early redemption date. Investors will receive $1,092.10 per Trigger Security on the related early redemption date (a total return of 9.21% on the Trigger Securities). No further payments will be made on the Trigger Securities once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

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Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
EXAMPLE 2: The Trigger Securities are not automatically redeemed prior to maturity and the final index value is greater than or equal to the initial index value.
Final index value	5,250.00
Underlying return	(5,250.00 – 5,000.00) / 5,000.00 = 5.00%
Payment at maturity	= $1,000.00 + upside payment
= $1,000.00 + ($1,000.00 × underlying return)
= $1,000.00 + ($1,000.00 × 5.00%)
= $1,050.00
In this example, the index closing value is less than the initial index value on the determination date prior to the final determination date and, therefore, the Trigger Securities are not redeemed prior to maturity. On the final determination date, the final index value is greater than the initial index value and the underlying return is 5.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to the underlying return, resulting in a payment at maturity of $1,050.00 per Trigger Security (a total return of 5.00%).
EXAMPLE 3: The Trigger Securities are not automatically redeemed prior to maturity and the final index value is greater than or equal to the trigger level.
Final index value	4,750.00
Underlying return	(4,750.00 – 5,000.00) / 5,000.00 = -5.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × absolute underlying return)
= $1,000.00 + ($1,000.00 × |-5.00%|)
= $1,050.00
In this example, the index closing value is less than the initial index value on the determination date prior to the final determination date and, therefore, the Trigger Securities are not redeemed prior to maturity. On the final determination date, the final index value is less than or equal to the initial index value but greater than or equal to the trigger level and the underlying return is -5.00%. Accordingly, investors receive the stated principal amount at maturity plus a positive return equal to the absolute value of the percentage decline, resulting in a payment at maturity of $1,050.00 per Trigger Security (a total return of 5.00%).
EXAMPLE 4: The Trigger Securities are not automatically redeemed prior to maturity and the final index value is less than the trigger level.
Final index value	2,000.00
Underlying return	(2,000.00 – 5,000.00) / 5,000.00 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × underlying return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00
In this example, the index closing value is less than the initial index value on the determination date prior to the final determination date and, therefore, the Trigger Securities are not redeemed prior to maturity. On the final determination date, the final index value is less than the trigger level and the underlying return is -60.00%. Because the final index value is less than the trigger level, investors are fully exposed to the decline of the final index value of the underlying index relative to the initial index value, resulting in a payment at maturity of $400.00 per Trigger Security (a return on investment of -60.00%).
If the Trigger Securities are not redeemed prior to maturity and the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger Securities.

August 2024	Page 7

Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Trigger Securities. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger Securities.
Risks Relating to Return Characteristics
◾
Risk of significant loss at maturity; you may lose up to your entire investment. The Trigger Securities differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the Trigger Securities at maturity. If the Trigger Securities are not automatically redeemed prior to maturity and the final index value is less than the trigger level, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value. You may lose up to your entire investment in the Trigger Securities.

◾
The stated payout from the issuer applies only upon an early redemption or at maturity. You should be willing to hold your Trigger  Securities to maturity. The stated payout, including the benefit of the early redemption payment or the upside payment or absolute underlying return at maturity, is available only if you hold your securities to an early redemption or to maturity, as applicable. If you are able to sell your Trigger Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Trigger Securities even if the then-current value of the underlying index is greater than or equal to the trigger level.

■
If the Trigger Securities are redeemed prior to maturity, the appreciation potential of the Trigger Securities is limited by the fixed early redemption payment.  If the index closing value is greater than or equal to the initial index value on the determination date prior to the final determination date, the Trigger Securities will be automatically redeemed.  In this scenario, the appreciation potential of the Trigger Securities is limited to the fixed early redemption payment, and no further payments will be made on the Trigger Securities once they have been redeemed.  In addition, if the Trigger Securities are redeemed prior to maturity, you will not participate in any increase of the underlying index, which could be significant.  Moreover, the fixed early redemption payment may be less than the payment at maturity you would receive for the same level of increase of the underlying index had the Trigger Securities not been automatically redeemed and instead remained outstanding until maturity.

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The potential positive return on the Trigger Securities from any negative performance of the underlying index is limited by the trigger level and the return on the Trigger Securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. If the Trigger Securities are not automatically redeemed prior to maturity and the final index value is less than or equal to the initial index value but greater than or equal to the trigger level, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying index. However, due to the trigger level, your return from the absolute return feature is effectively limited to 20.00% and the return on the Trigger Securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. While a final index value that is greater than or equal to the trigger level will result in a positive return equal to the absolute underlying return, a further decline of the final index value to less than the trigger level would instead result in a percentage loss on the Trigger Securities that is equal to the underlying return. The return on the Trigger Securities in these two scenarios is significantly different despite only a small relative difference in the underlying return.

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Greater expected volatility with respect to the underlying index generally reflects a higher return rate represented by the early redemption payment, a lower trigger level, and a higher expectation as of the pricing date that the final index value could be less than the trigger level. Greater expected volatility with respect to the underlying index reflects a higher expectation as of the pricing date that the Trigger Securities will not be redeemed prior to maturity and that the final index value could be less than the trigger level. “Volatility” refers to the frequency and magnitude of changes in the level of an asset or group of assets. This greater expected risk will generally be reflected in a higher return rate represented by the early redemption payment, a lower trigger level for the Trigger Securities than would have been the case had expected volatility been lower. However, while such terms are set on the pricing date based, in part, on the underlying index’s volatility calculated using our internal models, the underlying index’s volatility can change significantly over the term of the Trigger Securities. The value of the underlying index could fall sharply, which could result in the loss of up to your entire investment in the Trigger Securities.

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The Trigger Securities are subject to reinvestment risk in the event of an early redemption. The Trigger Securities will be automatically redeemed prior to maturity if the index closing value of the underlying index on the determination date prior to the final determination date is greater than or equal to the initial index value and you will not receive any further payments after the related early redemption date. Conversely, the Trigger Securities will not be automatically redeemed when the index closing value on the determination date prior to the final determination date is less than the initial index value, which generally coincides with a greater risk of principal loss on your Trigger Securities. If the Trigger Securities are automatically redeemed prior to maturity, the term of your investment will be limited. In the event that the Trigger Securities are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Trigger Securities at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Trigger Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

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The amount payable on the Trigger Securities is not linked to the value of the underlying index at any time other than the determination dates. Whether you receive an early redemption payment will be based only on the index closing value on the relevant determination date, subject to postponement for non-trading days and certain market disruption events. As a result, you will not know whether the Trigger Securities will be automatically redeemed for the early redemption payment until the determination date prior to the final determination date. Moreover, because whether the Trigger Securities will be automatically redeemed is based solely on the value of the underlying index on the determination date prior to the final determination date, if the index closing value on such determination date is less than the initial index value, you will not receive the early redemption payment even if the value of the underlying index was greater than or equal to the initial index value on other days during the term of the Trigger Securities.

Similarly, the final index value will be based only on the index closing value on the final determination date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlying index performs favorably to you prior to the final determination date but then drops by the final determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index at any time prior to such drop. Although the index closing value of the underlying index on the maturity date or at other times during the term of the Trigger Securities may be more favorable to you than the index closing value on the final determination date, the payment at maturity will be based solely on the index closing value on the final determination date.
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Owning the Trigger Securities is not the same as owning the index constituent stocks. The return on your Trigger Securities may not reflect the return you would realize if you actually owned the index constituent stocks. For example, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Trigger Securities. In addition, as an owner of the Trigger Securities, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

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The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks. The return on your Trigger Securities will not reflect the return you may realize if you actually took a short position directly in the underlying index or any index constituent stocks. Unlike a direct short position in the underlying index or the index constituent stocks, which would entitle you to fully benefit from any depreciation of the underlying index or such index constituent stocks, you will not benefit from any depreciation of the underlying index beyond an underlying return of -20.00%. To the contrary, an underlying return of less than -20.00% will expose you on a 1-for-1 basis to the negative performance of the underlying index, and you will lose some or all of your investment in the Trigger Securities, as described above.

Risks Relating to Characteristics of the Underlying Index
◾
An investment in the Trigger Securities involves market risk associated with the underlying index. The return on the Trigger Securities, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Trigger Securities, should make your own investigation into the underlying index and the index constituent stocks.

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There can be no assurance that the investment view implicit in the Trigger Securities will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the index closing value on the determination date prior to the final determination date will be greater than or equal to the initial index value or that the final index value will be greater than or equal to the trigger level. The value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing a significant portion or all of your investment in the Trigger Securities.

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The underlying index reflects price return, not total return. The return on the Trigger Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Trigger Securities will not include such a total return feature or dividend component.

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Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Trigger Securities. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Trigger Securities.

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There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the Trigger Securities, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the Trigger Securities offered hereby in any way and has no obligation of any sort with respect to your Trigger Securities. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your Trigger Securities.

Risks Relating to Estimated Value and Liquidity
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BNS’ initial estimated value of the Trigger Securities at the time of pricing (when the terms of your Trigger Securities are set on the pricing date) will be lower than the issue price of the Trigger Securities. BNS’ initial estimated value of the Trigger Securities is only an estimate. The issue price of the Trigger Securities will exceed BNS’ initial estimated value. The difference between the issue price of the Trigger Securities and BNS’ initial estimated value reflects costs associated with selling and structuring the Trigger Securities, as well as hedging its obligations under the Trigger Securities. Therefore, the economic terms of the Trigger Securities are less favorable to you than they would have been if these expenses had not been paid or had been lower.

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Neither BNS’ nor SCUSA’s estimated value of the Trigger Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the Trigger Securities and SCUSA’s estimated value of the Trigger Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Trigger Securities as well as the higher issuance, operational and ongoing liability management costs of the Trigger Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Trigger Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Trigger Securities increases the estimated value of the Trigger Securities at any time and has an adverse effect on the economic terms of the Trigger Securities.

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BNS’ initial estimated value of the Trigger Securities does not represent future values of the Trigger Securities and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the Trigger Securities is determined by reference to its internal pricing models when the terms of the Trigger Securities are set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the Trigger Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying index, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Trigger Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Trigger Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

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The Trigger Securities have limited liquidity. The Trigger Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Trigger Securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Trigger Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Trigger Securities, the price at which you may be able to trade your Trigger Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Trigger Securities from you. If at any time SCUSA does not make a market in the Trigger Securities, it is likely that there would be no secondary market for the Trigger Securities. Accordingly, you should be willing to hold your Trigger Securities to maturity.

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The price at which SCUSA would buy or sell your Trigger Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Trigger Securities. SCUSA’s estimated value of the Trigger Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your Trigger Securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your Trigger Securities at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Trigger Securities — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your Trigger Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Trigger Securities at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Trigger Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your Trigger Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying index, price-sensitivity analysis and the time to maturity of the Trigger Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Trigger Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the Trigger Securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.
In addition to the factors discussed above, the value and quoted price of the Trigger Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Trigger Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Trigger Securities, including the price you may receive for the Trigger Securities in any market making transaction. To the extent that SCUSA makes a market in the Trigger Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Trigger Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger Securities in a secondary market sale.

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Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
There is no assurance that SCUSA or any other party will be willing to purchase your Trigger Securities at any price and, in this regard, SCUSA is not obligated to make a market in the Trigger Securities. See “— The Trigger Securities have limited liquidity” herein.
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The price of the Trigger Securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the Trigger Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the underlying index over the full term of the Trigger Securities, (ii) volatility of the value of the underlying index and the index constituent stocks and the market’s perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the index constituent stocks and (vi) time remaining to maturity. In particular, because the provisions of the Trigger Securities relating to the payment at maturity behave like options, the value of the Trigger Securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the underlying index and other relevant factors, the market value of the Trigger Securities may decrease and you may receive substantially less than the stated principal amount if you sell your Trigger Securities prior to maturity regardless of the value of the underlying index at such time.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
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Payments on the Trigger Securities are subject to the credit risk of BNS. The Trigger Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger Securities, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Trigger Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger Securities and you could lose your entire investment in the Trigger Securities.

Risks Relating to Hedging Activities and Conflicts of Interest
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Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger Securities. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Trigger Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the index constituent stocks and/or purchasing futures, options and/or other instruments linked to the underlying index and/or one or more of the index constituent stocks. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index and/or one or more of the index constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final determination date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the value of the underlying index and/or one or more underlying index and/or the index constituent stocks. Any of these hedging activities may adversely affect the value of the underlying index—directly or indirectly by affecting the value of their index constituent stocks — and therefore the market value of the Trigger Securities and the amount you will receive, if any, on the Trigger Securities.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger Securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Trigger Securities declines.

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We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Trigger Securities. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Trigger Securities or other securities that we have issued), the index constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the underlying index and/or the value of the Trigger Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the index constituent stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the underlying index and the market for your Trigger Securities, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Trigger Securities.

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Trigger Securities or other securities that we may issue, the index constituent stocks, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Trigger Securities. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Trigger Securities.
We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Trigger Securities or other securities that we may issue, the index constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Trigger Securities should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the Trigger Securities for liquidity or otherwise.
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Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Trigger Securities. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying index or any index constituent stocks, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any index constituent stocks may adversely affect the value of the underlying index or index constituent stocks and, therefore, the market value of the Trigger Securities. See “— Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger Securities” for additional information regarding hedging-related transactions and trading.

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The calculation agent will have significant discretion with respect to the Trigger Securities, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine whether the early redemption payment is payable to you on any early redemption date and the payment at maturity of the Trigger Securities, if any, based on observed index closing values of the underlying index on the relevant determination date. The calculation agent can postpone the determination of the index closing value or final index value (and therefore the related early redemption date or maturity date, as applicable) if a market disruption event occurs and is continuing with respect to the underlying index on any determination date (including the final determination date).

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BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Trigger Securities. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Trigger Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger Securities. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger Securities and the underlying index to which the Trigger Securities are linked.

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Risks Relating to Canadian and U.S. Federal Income Taxation
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Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger Securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Trigger Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

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Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Information About the Underlying Index
All disclosures contained in this document regarding the underlying index are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.
S&P 500® Index
We have derived all information contained herein regarding the underlying index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “index sponsor”), and/or its affiliates.
The underlying index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. Please see “Indices—The S&P 500® Index” in the accompanying underlier supplement for additional information regarding the underlying index, the index sponsor and our license agreement with respect to the underlying index. Additional information regarding the underlying index, including its sectors, sector weightings and top constituents, may be available on the index sponsor’s website.
Information as of market close on August 23, 2024:
Bloomberg Ticker Symbol:	SPX <Index>	52 Week High (on July 16, 2024):	5,667.20
Current Index Value:	5,634.61	52 Week Low (on October 27, 2023):	4,117.37
52 Weeks Ago (on August 23, 2023):	4,436.01

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Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Historical Information
The table below sets forth the published high and low index closing values, as well as the end-of-quarter index closing values, of the underlying index for the specified period. The index closing value of the underlying index on August 23, 2024 was 5,634.61(the “hypothetical initial index value”). The graph below sets forth the index closing values of the underlying index for each day from January 1, 2019 through August 23, 2024. The dotted line represents the hypothetical trigger level of 4,507.688, which is equal to 80.00% of the hypothetical initial index value. The actual initial index value and trigger level will be determined on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the determination dates.
S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter (through August 23, 2024)	5,667.20	5,186.33	5,634.61

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S&P 500® Index – Daily Index Closing Values January 1, 2019 to August 23, 2024

6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024

This document relates only to the Trigger Securities offered hereby and does not relate to the underlying index or other securities linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Trigger Securities, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.
Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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Auto-Callable Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due on or about August 31, 2026 Principal at Risk Securities
Additional Information About the Trigger Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Record date:	The record date for the early redemption date shall be the date one business day prior to the scheduled early redemption date.
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close.
Tax redemption:
Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Trigger Securities.

Canadian bail-in:	The Trigger Securities are not bail-inable debt securities under the CDIC Act.
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	determination dates	valuation dates
	final determination date	final valuation date
	index closing value	closing value
	initial index value	initial value
	final index value	final value
	trigger level	barrier value
	underlying return	reference asset return
Additional information regarding estimated value of the Trigger Securities:
On the cover page of this pricing supplement, BNS has provided the initial estimated value range for the Trigger Securities. This range of estimated values was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the Trigger Securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the Trigger Securities will be greater than the initial estimated value of the Trigger Securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Trigger Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Trigger Securities to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:
See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Trigger Securities. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in the Income Tax Act (Canada) (the “Act”).
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Tax considerations:
The U.S. federal income tax consequences of your investment in the Trigger Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive

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effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger Securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Trigger Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Trigger Securities as prepaid derivative contracts with respect to the underlying index. If your Trigger Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Trigger Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Trigger Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger Securities. The deductibility of capital losses is subject to limitations.
Although uncertain, it is possible that the early redemption payment, or proceeds received from the taxable disposition of the Trigger Securities prior to the early redemption date that could be attributed to the expected early redemption payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Trigger Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger Securities, it is possible that your Trigger Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Trigger Securities should not give rise to long-term capital gain or loss because the Trigger Securities offer, at least in part, short exposure to the underlying index.
Except to the extent otherwise required by law, BNS intends to treat your Trigger Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Trigger Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Trigger Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Trigger Securities if they do not hold their Trigger Securities in an account maintained by a financial institution and the aggregate value of their Trigger Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.
Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger Securities or to generally applicable information reporting and backup

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withholding requirements with respect to payments on your Trigger Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Trigger Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Trigger Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Trigger Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Trigger Security upon a taxable disposition of the Trigger Securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and/or the Trigger Securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the underlying index and our determination that the Trigger Securities are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the Trigger Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Trigger Securities are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Trigger Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your Trigger Securities, and following such occurrence your Trigger Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger Securities under these rules. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Trigger Securities should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger Securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds

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or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Trigger Securities through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Trigger Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Trigger Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Trigger Securities at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Trigger Securities at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the Trigger Securities purchased after the bill was enacted to accrue interest income over the term of the Trigger Securities despite the fact that there will be no interest payments over the term of the Trigger Securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger Securities.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
SCUSA, our affiliate, will purchase the Trigger Securities at the stated principal amount and, as part of the distribution of the Trigger Securities, will sell the Trigger Securities to Morgan Stanley Wealth Management with an underwriting discount of $15.00 reflecting a fixed sales commission of $12.00 and fixed structuring fee of $3.00 per $1,000.00 stated principal amount of Trigger Securities that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger Securities after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Trigger Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Trigger Securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Trigger Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Trigger Securities immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the Trigger Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Trigger Securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Trigger Securities, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:
The Trigger Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Trigger Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:
The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any Trigger Securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Trigger Securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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